MSGI CLOSES $3 MILLION CONVERTIBLE PRIVATE PLACEMENT


New York, New York, July 14, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI) today announced that it has closed a $3 million Convertible Note financing with a New York based institutional investor. Mallon Associates, the leading investment bank for the security industry, acted as the financial advisor in this transaction.

The instrument requires repayment over 36 months with a maximum of 8% interest per annum. Repayment shall be in cash or in registered shares of common stock. The monthly amortization shall commence 90 days after closing according to a 33 month amortization schedule. At the Investor's option, the Company may repay in common stock at the conversion price; otherwise all payments must be in cash. The interest rate resets to zero for any monthly period in which the stock price is greater than 125% of the initial market price. The Company received $2 million in gross proceeds upon closing, and will receive an additional $500,000 upon filing of a registration statement, and $500,000 upon the effectiveness of the registration statement.

Jeremy Barbera, Chairman and CEO of MSGI Security Solutions, said, "we recently acquired the AONet International facility in Milan and entered into a new business venture with VeriSign, Inc. aimed at the estimated $1 billion legal interception and homeland security market in Italy - which is our first deployment country. The proceeds from this financing will be utilized for these purposes as well as general working capital.

Our principal focus in the United States is on covert and overt wireless video surveillance, via our FDA and Innalogic operating subsidiaries; through which we have already completed several successful missions for a U.S. Department of Homeland Security agency. In Italy, we will continue to expand upon the AONet facility while developing new legal interception business for the VeriSign(R) NetDiscovery(TM) Service. Additionally, our investment bankers have brought us a number of strategic acquisitions, in the United States and Europe, which are being evaluated as we continue to grow MSGI into a global leader in the security industry."

About MSGI
MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; and Milan, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.


The Company is currently comprised of three operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.


The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.


                                      * * *